AGREEMENT

This Agreement (the “Agreement”) is executed on August 20, 2008 and made effective as of the Effective Date (as defined below), by and between Document Security Systems, Inc., a New York corporation (“DSS”), having an office at 28 East Main Street, Suite 1525, Rochester, New York 14614, and Trebuchet Capital Partners, LLC, a limited liability company formed under the laws of Delaware (“TREBUCHET”), having an office at 609-3 Cantiague Rock Road, Westbury, New York 11590. DSS and TREBUCHET are together referred to herein as the “Parties” or either of them as the context makes clear is referred to as a “Party.”

RECITALS

WHEREAS, DSS is the owner of a certain Patent (hereinafter defined);

WHEREAS, DSS believes that multiple entities in Europe, including, without limitation, the European Central Bank (the “ECB”), have infringed upon the Patent with respect to the Euro and certain other world currencies;

WHEREAS, on August 1, 2005, DSS initiated a patent infringement lawsuit against the ECB in the Court of First Instance, which lawsuit was dismissed on September 5, 2007, for lack of jurisdiction;

WHEREAS, in March 2006, the ECB initiated proceedings in nine European jurisdictions to invalidate the Patent (the “Validity Proceedings”), which has resulted in the Patent being declared valid in Germany and The Netherlands and invalid in the United Kingdom and France, and the determinations in Germany, The Netherlands and France are, as of the date of this Agreement, on appeal;

WHEREAS, DSS has expended significant financial and management resources with respect to such infringement lawsuit and Validity Proceedings;

WHEREAS, management and the Board of Directors of DSS (the “Board”) have determined that DSS does not currently have the required additional financial resources to effectively defend the Validity Proceedings and otherwise assert the Patent against all past, present and potential infringers, including but not limited to the ECB, on its own without raising funds on terms that may, and in the view of the Board likely would, not be acceptable to, or in the best interest of, DSS and its shareholders, taking into account all relevant factors, including without limitation, the potential for significant dilution to DSS shareholders;

WHEREAS, DSS has determined that it has significant opportunities to expand its current operating businesses and that such expansion of business will consume significant amounts of management’s time and DSS’ resources;

WHEREAS, management and the Board have determined, based upon advice provided by legal counsel, that DSS has a strong legal basis to defend the Patent against validity challenges and to assert the Patent against infringers;

WHEREAS, DSS has been advised by legal counsel that time is of the essence in order to effectively defend the Patent against validity challenges and to assert the Patent against infringers;

WHEREAS, TREBUCHET has expressed a desire to provide significant financial and management resources in order to defend the Patent against the Validity Proceedings and to assert the Patent against infringers, on the terms as provided herein;

WHEREAS, TREBUCHET has conditioned its entering into this Agreement on TREBUCHET having an ownership interest in the Patent and the exclusive right and license to sue and recover, for the benefit of both TREBUCHET and DSS as separate owners of the Patent, for any and all past, present and future infringement of the Patent, along with a security interest in the Patent and in any and all past, present or future recoveries resulting from the assertion of the Patent, and the sole authority to make all decisions relating to the European Litigation and to the Patent, including, without limitation, the right to sublicense the Patent as warranted to resolve infringement claims, all as more specifically provided for herein;

WHEREAS, management and the Board has determined, after taking into account, among other things, its limited financial resources to properly fund the defense of the Validity Proceedings and the assertion of the Patent, that it is in the best interest of DSS and its shareholders to enter into this Agreement with TREBUCHET pursuant to the terms and conditions contained herein;

WHEREAS, in consideration of such funding, TREBUCHET will have full authority to manage and resolve on behalf of DSS (and on its own behalf) the now existing and any future challenges to the validity of the Patent by the Persons identified in Schedule 1 and the contemplated future assertions of the Patent against the Persons identified in Schedule 1 (which Persons include the ECB), and will share equally in revenue derived as a result of such activities as more specifically provided herein, as well as have the sole right to reimbursement of its fees and costs associated therewith if awarded by the relevant Courts; and

WHEREAS, the parties desire to formalize their respective rights and obligations as they relate generally to the exploitation of the rights in the Patent, including but not limited to the licensing thereof in connection with the now existing and contemplated proceedings, as they relate specifically to the defense of the validity of the Patent and to the assertion of the Patent, and to any and all related proceedings and appeals.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the parties as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement the following capitalized terms are defined in this Article 1 and shall have the meaning specified herein:

1.1 APPLICABLE LAWS. “Applicable Laws” means any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority or agency.

1.2 CONTRACT. “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

1.3 EFFECTIVE DATE. “Effective Date” means the date this Agreement was executed as noted in the Preamble of this Agreement.

1.4 EUROPEAN LITIGATION. The “European Litigation” means:

(a) patent invalidity proceedings filed by the ECB with respect to the Patent, and any appeals related thereto, which actions are identified in Schedule 2,

(b) patent assertion litigation currently pending and in the future to be filed against the ECB with respect to the Patent, which currently pending actions are identified in Schedule 3,

(c) future proceedings or litigations that may be brought by the ECB seeking a declaration of invalidity or non-infringement with respect to the Patent,

(d) future proceedings or litigations that may be brought by Persons identified in Schedule 1 (other than the ECB) alleging invalidity of the Patent and/or seeking a declaration of non-infringement with respect to the Patent, it being understood that TREBUCHET shall also have the right to defend against validity challenges brought by persons not identified in Schedule 1,

(e) future proceedings or litigations that may be brought against the Persons identified in Schedule 1 (other than the ECB) alleging infringement by said Persons of the Patent,

(f) future proceedings or litigations as the Parties may from time to time agree in writing.

It is understood that the term European Litigation includes facilitating non-litigious or other alternative means of resolving disputes against any Person or Persons identified in Schedule 1 (including the ECB), and thus does not necessarily mandate the commencement of an actual proceeding or litigation.

1.5 MATERIAL ADVERSE EFFECT. “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of DSS and its Subsidiaries, taken as a whole.

  1.6 NON-DISCLOSURE AGREEMENT. “Non-Disclosure Agreement” means that certain Mutual Non-Disclosure Agreement entered into between TREBUCHET and DSS on July 11, 2008 and made effective as of the date stated therein.

1.7 PERSON(S). “Person(s)” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof as otherwise indicated in this Agreement, or the affiliate of any such Person. “Affiliate” as used herein means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof as otherwise indicated in this Agreement controlled by, controlling or under the common control of the Person. The term “Control” as used herein means having the power to direct the affairs or the policies of the Person.

1.8 SUBSIDIARIES. “Subsidiaries” means DSS’s subsidiaries listed on Schedule 4.

1.9 THIRD PARTY LICENSEE. “Third Party Licensee” means any licensee of DSS and TREBUCHET with respect to the Patent under a Third Party License Agreement, whether or not such agreement was entered into after the Effective Date of this Agreement, with any Persons identified in Schedule 1.

1.10 PATENT. The “Patent” means European Patent No. 0455750 and the patents that were designated therein in the national contracting states of the European Union, as more specifically identified in Schedule 5.

1.11 TRANSACTION DOCUMENTS. “Transaction Documents” means this Agreement, the Non-Disclosure Agreement, any document which the Parties hereto may need to enter into to effectuate this Agreement including without limitation documents to confirm the assignment of an interest in the Patent and a security interest and/or lien in the remaining interest in Patent and proceeds thereof as herein provided.

ARTICLE 2

COVENANTS

2.1 PATENT ASSIGNMENT AND RELATED COVENANTS

In consideration for TREBUCHET’s agreement to fund the European Litigation as more specifically provided under this Agreement,

(a)
DSS hereby transfers and assigns to TREBUCHET 49% (Forty Nine Percent) of all of its right, title and interest in the Patent and to the inventions described and claimed therein, such that both DSS and TREBUCHET shall each have a separate and distinct interest in and share of the Patent, along with the right to sue and recover in litigation, settlement or otherwise to collect royalties or other payments under or on account of the Patent and/or any of the foregoing, subject to the provisions for sharing any said recovery including royalties as provided in this Agreement, for all past, present and future causes of action including but not limited to actions asserting the infringement of the Patent.

(b)
With respect to DSS’s remaining 51% (Fifty One Percent) interest in the Patent, DSS grants to TREBUCHET the exclusive right and license to sue in the name of DSS, and to recover in litigation, settlement or otherwise to collect royalties or other payments under or on account of the Patent and/or any of the foregoing, subject to the provisions for sharing any said recovery including royalties as provided in this Agreement, for all past, present and future causes of action including but not limited to actions asserting the infringement of the Patent. DSS also grants to TREBUCHET the exclusive right and license (even as against DSS) to grant sublicenses or other rights under the Patent in compromise of or to resolve all past, present and future causes of action as warranted including but not limited to actions asserting the infringement of the Patent subject to the limitations otherwise set forth in this Agreement in subparagraph 2.2(b) below. With respect to the foregoing, it is understood that same does not prohibit DSS on its own account from practicing or using the Patent.

(c)
DSS hereby agrees that it shall not hereinafter assign, transfer or license its remaining interest in the Patent or otherwise encumber its remaining interest the Patent in any way and acknowledges that any such assignment, transfer, license or encumbrance may materially impact the rights of TREBUCHET and would be a material breach of this Agreement. DSS further agrees that it shall not, without the written permission of TREBUCHET, grant any licenses of the Patent.

The assignment of an interest in the Patent and the exclusive license of rights as provided hereinabove shall be recorded, as needed, by filing in the respective national European contracting states where the Patent is in force or where otherwise appropriate a confirmatory patent assignment in the form necessary to comport with the filing requirements of each national European contracting state where the Patent is in force in which the assignment may need to be officially recorded.

2.2 MANAGEMENT AND COSTS.

(a) TREBUCHET shall have the sole and exclusive right (even as against DSS) and authority on behalf of DSS and in its own behalf as an owner of the Patent to control the management of the European Litigation, including, without limitation, the right to determine strategy including when to sue, where to sue, which Person or Persons identified in Schedule 1 to sue, hire or fire counsel, hire or fire experts, and otherwise make all decisions regarding the handling of any and all proceedings and litigations, including, without limitation, whether to commence proceedings or litigations identified in Schedule 8, whether to maintain or defend now existing proceedings and litigations identified in Schedule 8, and the resolution of the proceedings and litigations via settlement. TREBUCHET shall have the full authority to determine whether to seek review or appeal a determination in any such proceedings or litigations. TREBUCHET may in its discretion investigate the legal basis of the claims to be made, may investigate the capacity of the Persons identified in Schedule 1 to meet any award or order made against them relating to the claims, may investigate the interest of the Persons identified in Schedule 1 to resolve the claims by non-litigious means and may investigate any other matters relevant to such claims.

 (b) TREBUCHET may on behalf of DSS and on its own behalf consent to entry of any judgment or consent to enter into any settlement or to compromise any claim related to the Patent with respect to the Persons identified in Schedule 1 or to the European Litigation without DSS’ consent including without limitation granting rights under the Patent; provided that TREBUCHET shall obtain DSS’ prior consent if the effect of such judgment or settlement is to (i) permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against DSS, (ii) require the payment by DSS of future royalties or any other payments in excess of $5,000 in the aggregate, (iii) require DSS to make any payment not fully indemnified under this Agreement (other than payments made or costs incurred by DSS pursuant to Article 5), (iv) require DSS to grant any rights other than in the Patent to any Person, including but not limited pursuant to a license to any of its intellectual property other than the Patent, or (v) otherwise affect the business, financial condition (including, but not by way of limitation, to require DSS to provide ECB or any Person with debt, convertible debt or equity in DSS) or operations of DSS or the rights of Third Party Licensees, in each case under this sub-clause (v) in a material way.

(c) TREBUCHET shall, as of the Effective Date, have received capital in the amount not less than * and TREBUCHET shall, within the first six months following the Effective Date after payment of the loan to Taiko III Corp. as provided in Article 2.2(d)2)(i), have completed its review of all pending and potential proceedings and claims related to the Patent against the Persons identified in Schedule 1 and commenced its consideration with legal counsel of the manner to implement the strategy TREBUCHET adopts, in its sole discretion, to satisfy its undertakings under this Agreement.

(d) Except as otherwise noted herein, beginning on the Effective Date, TREBUCHET shall bear all fees and expenses including without limitation attorneys’ fees, expert witness fees, court costs, translation fees, costs for the posting of bonds and all expenses associated with the posting of bonds which may be necessary for the commencement of, or otherwise related to, proceedings, and any outstanding and future orders to pay fees or costs related to the European Litigation (“Expenses”) that are or may be incurred.

1) DSS understands and agrees that the following shall not be included as Expenses:

(i) the value of the time of DSS employees, consultants, and independent contractors spent or to be spent on the European Litigation, provided, however, that TREBUCHET shall be responsible for those future expenses that are associated with Dr. Robert Vasl as are set forth in Schedule 6, and

(ii) any expenses associated with DSS’ hiring or use of its own independent counsel or other advisors for the European Litigation (i.e., counsel different than the counsel selected and managed by TREBUCHET), provided that this clause (ii) does not limit TREBUCHET’s undertakings under Sections 2.2 of this Agreement, and

(iii) the ECB’s fees and expenses, including without limitation attorneys’ fees, with respect to the trial and appeal in the United Kingdom relating to the validity of the Patent or to the trial in France relating to the validity of the Patent, whether becoming the obligation of DSS as a result of a court order or otherwise; provided, however, that fees or expenses, including without limitation attorneys’ fees, that are paid or reimbursed to DSS or TREBUCHET related to the validity trial in Germany shall be solely for the account of DSS whether such fees and expenses are paid as a result of a court order or otherwise except pursuant to an agreement entered into after the date hereof by DSS without the prior written permission of Trebuchet.

2) In no event shall TREBUCHET be obligated to reimburse DSS for or to pay any invoices for any fees or expenses incurred by DSS prior to the Effective Date and all such fees and expenses incurred before such date shall remain the obligation of DSS, provided, however, the Parties agree that Trebuchet shall, on the Effective Date:

(i) pay the full amount of $500,000, plus accrued interest thereon, owed by DSS to Taiko III Corp., thereby eliminating in full any and all indebtedness of DSS to Taiko III Corp and;

(ii) pay to DSS $400,000 in immediately available funds (the “ECB AP Amount”), representing substantially all of the accrued but unpaid fees and expenses previously incurred by DSS as indicated on Schedule 7, which ECB AP Amount shall be used by DSS solely to pay and satisfy said accrued but unpaid fees and expenses identified in Schedule 7. In consideration of this subparagraph, DSS shall issue to TREBUCHET 100,000 shares of DSS common stock (the “DSS Shares”). Within four (4) business days after the Effective Date, DSS shall file all such necessary documents with the American Stock Exchange to authorize the listing of the DSS Shares on the American Stock Exchange, if such documents had not been filed prior to the Effective Date. Promptly after DSS has received the approval from the American Stock Exchange for the listing of the DSS Shares, but in no event prior to the Effective Date, DSS shall deliver or cause to be issued in the name of TREBUCHET one or more stock certificates evidencing the DSS Shares, registered in the name of TREBUCHET (the "Certificates"). DSS shall also provide TREBUCHET with proof of payment of the unpaid fees and expenses indicted in said schedule within 30 days after the Effective Date of this Agreement.

3) TREBUCHET shall have no obligation to reimburse DSS for any costs or expenses incurred by DSS subsequent to the entry of this Agreement in connection with the European Litigation unless approved in advance in writing by TREBUCHET.

4) In connection with all of the foregoing funding undertakings, TREBUCHET has relied on the informed assumptions made by DSS in Schedule 8 as to the anticipated Costs associated with funding the European Litigation, and consequently its undertakings herein are premised solely on DSS’ informed assumptions. TREBUCHET’s undertaking to fund any one or more of the Proposed Infringement Proceedings and pending Validity Proceedings identified in Schedule 8 which in its sole and exclusive judgment it may determine to undertake and / or continue to defend is conditioned on the understanding that the assumptions made by DSS are reasonably accurate. TREBUCHET’s undertaking to fund any said proceedings if it so elects to undertake same shall not unreasonably exceed the estimates provided in said Schedule.

5) DSS shall be responsible for the payment of and shall pay all and any annuities, maintenance fees or other fees (collectively, the “Annuities”), however they are denominated, to keep the Patent in force in each of the national contracting states of the European Union where the Patent is in force as the Effective Date of the Agreement and where actions against the Persons listed in Schedule 1 are contemplated. TREBUCHET shall have the right but not the obligation to make those payments on behalf of DSS and deduct such Annuities from monies otherwise due DSS if requested by DSS.

6) As a condition precedent to TREBUCHET’s funding undertakings herein, DSS shall take all steps necessary to ensure that the engagement letter with regard to the Validity Proceedings between McDermott, Will & Emery LLP (“MWE”) and DSS shall remain in effect and that MWE shall continue to zealously defend all Validity Proceedings against the Patent. As a further condition precedent to TREBUCHET’s funding undertakings herein, DSS shall deliver to TREBUCHET a letter from MWE acknowledging its ongoing obligations irrespective of this Agreement and its willingness to take direction in such Validity Proceedings from TREBUCHET.

(e) TREBUCHET shall provide to DSS’ Board of Directors a monthly report in a form to be mutually agreed upon in good faith, or more frequently at TREBUCHET’s discretion, on the European Litigation. Without limiting the terms of Section 2.1(a) above, TREBUCHET agrees to consult with DSS at its reasonable request. Without limiting the foregoing in this Section 2.1(c), immediately upon execution of any agreement or issuance of any court order relating to the Patent, TREBUCHET shall inform DSS of the material terms of the same and provide a true copy of any documents.

(f) DSS acknowledges and agrees that TREBUCHET is capable of fulfilling the undertakings and responsibilities undertaken by it in this Article with respect to the control and management of the European Litigation and waives any and all rights, claims and remedies relating to the control and management of the European Litigation by TREBUCHET. DSS acknowledges and agrees that Robert Girards shall act on behalf of TREBUCHET to manage and control the European Litigation, and that his duties and activities on behalf of TREBUCHET do not and will not impinge on any duties he may have at DSS.

2.3 COOPERATION

(a) Each Party shall cooperate fully with the other Party in connection with the European Litigation in a manner that will preserve any and all attorney-client or other privilege and attorney work product protection thereto, including the joint defense privilege, litigation privilege and/or common-interest privilege. DSS shall direct all present counsel in connection with the European Litigation to cooperate fully with TREBUCHET, to open their files to TREBUCHET, to fully inform TREBUCHET with respect to the issues to be addressed and decisions to be made in connection with the European Litigation, to respond to all inquires of TREBUCHET and otherwise provide information, documentation and assistance to TREBUCHET and to interface with TREBUCHET as if TREBUCHET had stepped into the shoes of DSS. DSS shall direct present counsel in connection with the European Litigation to take instructions from TREBUCHET.

(b) In the event that either Party receives any notice or other communication in connection with the European Litigation that may affect the other Party’s rights and undertakings under this Agreement or in any proceeding in the European Litigation, such Party promptly but in no event less than two (2) business days, shall notify the other Party and provide a copy of such notice or communication or, if oral, information about such notice or communication in reasonable detail.

(c) DSS agrees to afford to TREBUCHET and to all counsel in the European Litigation reasonable access to witnesses, including but not limited to access to inventors of the Patent who are employed by DSS, and to information and documents, including but not limited to patent file histories, prior art and studies conducted by counsel, that is reasonably required in connection with the European Litigation. The foregoing includes, but is not limited to, an obligation to provide witnesses and information as necessary for trial and other proceedings, and documents to support the assertions or defense, and/or to assist counsel in responding to discovery requests, as the case may be. TREBUCHET shall be solely responsible for, and shall promptly reimburse, all actual, out-of-pocket expenses incurred by DSS in its satisfaction of this Section 2.3(c), provided that any costs for which reimbursement hereafter may be claimed, if in excess of $500.00, shall have been approved in advance by Trebuchet in writing.

(d) DSS agrees to be a named plaintiff in any Patent infringement action in the European Litigation and to cooperate fully with TREBUCHET’s counsel in the European Litigation as such counsel may request. DSS understands that it may be the sole plaintiff in the European Litigation or a co-plaintiff or that the action may be taken solely in the name of TREBUCHET, as warranted.

(e) The Parties will also execute all documents and do all things that either of them from time to time reasonably requires of the other to effect, perfect or complete the provisions of this Agreement and any transaction or proceedings contemplated thereby including but not limited to recording a confirmatory patent assignment and patent security agreement in each of the contacting states of the European Union if and where appropriate.

(f) *

(g) At the reasonable request of TREBUCHET, DSS will execute and deliver such other instruments and do and perform such other lawful acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto TREBUCHET the benefit of the transactions contemplated hereby.

2.4 REVENUE GENERATED AND PAID

(a) To the extent that revenue is generated by the European Litigation or from the ECB and other Persons identified in Schedule 1 after the Effective Date of this Agreement either by way of settlement, be that lump sum payments, advances, royalties, and/or other payment structures, including but not limited to license revenue such as advances or future royalties paid over time as the case may be, as well as revenue specifically attributable to past infringement and interest (including amounts for infringements before the Effective Date of this Agreement and any interest attributable thereto), or as a consequence of a judgment in any action (“Revenue”), the parties shall share equally all such revenue generated notwithstanding their respective ownership interests in the Patent as set forth in Section 2.1 above, with 50% of the proceeds for the account of TREBUCHET and 50% of the proceeds for the account of DSS, each to be distributed according the subparagraph 2.4(b) herein, except that, to the extent that a Court awards fees, expenses or other remuneration to either DSS or TREBUCHET or both as the case may be as the prevailing party or parties in any European Litigation, such fees and expenses shall be solely payable to and for the account of TREBUCHET. For all purposes of this Agreement, Revenue shall be calculated before, and without regard to, reduction of or be offset by, any expense incurred by either Party, including, but without limitation, any contingent legal or other fees expect as noted in the foregoing sentence.

(b) Creation of Trust Account. Revenue shall be deposited into a Trust Account of TREBUCHET managed by a managing lawyer, or its designee, to be selected by TREBUCHET and such managing lawyer shall act at the instruction or direction of TREBUCHET (“Managing Lawyer”).

1)
The Parties agree that the Managing Lawyer will (and will be directed to) receive all Revenue from the European Litigation and will immediately place same into said Trust Account kept for that purpose. The Managing Lawyer will hold that part of the Revenue due DSS in the Trust Account and will dispense such Revenue due DSS to DSS at the direction of TREBUCHET. The Managing Lawyer will hold that part of the Revenue due under this Agreement to TREBUCHET in the Trust Account in trust for TREBUCHET and will dispense such Revenue due TREBUCHET to TREBUCHET in accordance with the directions of TREBUCHET.

2)
The Parties expect that funds held in the Trust Account will be dispensed simultaneously to each of the Parties. If DSS or TREBUCHET directly or indirectly receives any part of the Revenues due to the other Party, it shall immediately pay such Revenues over to the Managing Lawyer to be paid into the Trust Account and dealt with under the terms of this Agreement.

3)	TREBUCHET shall account to DSS for funds owed to DSS, to be paid at least once quarterly as long as there are funds in the Trust Account that can be paid over to DSS.

4)
TREBUCHET shall be entitled to use monies due TREBUCHET held in the Trust Account to meet its funding undertakings under this Agreement as provided in Section 2.2, but only after DSS has been paid its share of the Revenue due it.

5)	Each Party shall pay its own taxes.

6)
Unless otherwise agreed by the Parties hereto in writing, monies in the Trust Account that have been received as a result of a decision by a national Court which awards royalties, damages, attorney fees or costs etc., shall not be distributed to either Party or to the Party to whom the money is due unless and until an appeal of any decision awarding such damages, attorney fees or costs is concluded and decided or the time for appeal has elapsed without appeal.

ARTICLE 3

FUTURE CLAIMS

In the event that the ECB or any other Person identified in Schedule 1 brings an invalidity action against the Patent or an action seeking a determination of non infringement with respect to the Patent subsequent to the Effective Date, TREBUCHET shall, in its sole discretion, undertake the defense of said action provided further that TREBUCHET is notified of the claim within twenty (20) business days of written notice to DSS. In the event that a validity proceeding is initiated by any Person not identified on Schedule 1 and /or a validity proceeding is brought in a European national state not listed in Schedule 9, TREBUCHET shall have the right but not the obligation to defend such proceedings and if elects to do so, it shall pay the expenses associated therewith.

ARTICLE 4

SECURITY INTEREST IN PATENT AND IN PROCEEDS

4.1 IN THE PATENT. In consideration of the funding undertakings and management of TREBUCHET, and to secure the payments to TREBUCHET set out in Article 2.4 herein, DSS hereby gives TREBUCHET a first priority security interest and/or lien in its 51% ownership interest in the Patent as of the Effective Date hereof. Such first priority security interest and/or lien in the Patent shall be recorded, as needed, by filing in the respective national European contracting states where the Patent is in force or where otherwise appropriate a confirmatory patent security agreement in the form necessary to comport with the filing requirements of each national European contracting state where the Patent is in force in which the security interest and/or lien may need to be officially recorded. TREBUCHET shall promptly reimburse DSS all actual, out-of-pocket expenses reasonably incurred by DSS in connection with it satisfying its obligations under this Section 4.1.

4.2 IN THE REVENUES. In consideration of the funding undertakings and management undertaken by TREBUCHET, DSS hereby gives TREBUCHET a first priority security interest and/or lien in any and all Revenues due DSS under Section 2.4 hereof and by virtue of any assertion of the Patent with respect to the Persons listed in Schedule 1, including, without limitation, any Revenues resulting out of any future or retroactive licenses or other agreements concerning payment of past damages under the Patent with one or more such Persons, to secure any indebtedness, obligations and liabilities of DSS to TREBUCHET which now exist or may hereinafter arise. The Parties will cooperate to record and perfect as soon as reasonably practical such security interest and/or lien as appropriate, and will promptly enter into a separate security agreement if necessary to accomplish same. TREBUCHET shall promptly reimburse DSS all actual, out-of-pocket expenses reasonably incurred by DSS in connection with it satisfying its obligations under this Section 4.2.

4.3 CONSENTS. DSS has obtained all consents required in connection with the granting of the security interests described in Sections 4.1 and 4.2 hereof including, without limitation, the consents of Fagenson & Co., Inc. and Patrick White, as required under certain Credit Agreements between either of them and DSS, dated January 4, 2008.

4.4 DEFAULT. Upon, and only upon, any event that is determined by agreement or by tribunal of competent jurisdiction to entitle TREBUCHET to terminate this Agreement as provided hereinafter in Article 9(b)(a), 9(b)(b) or 9(b)(c), DSS shall assign all its remaining right, title, and interest in the Patent and TREBUCHET shall be entitled to take sole title in the Patent, including but not limited to the right to enforce the Patent in its sole name and generate revenue for all past and future infringements, along with the right to such revenue as herein otherwise provided. Within 10 business days of the Effective Date, DSS shall execute a document assigning and conveying all of its remaining right, title and interest in the Patent to TREBUCHET, which document shall be effective immediately prior to the event referred to herein (but not before) and which document shall be held in escrow pending such event by the Managing Attorney. Upon termination of this Agreement in accordance with any of Article 9 (b) (a)-(c) herein, TREBUCHET shall be entitled to record the document as may be required to perfect its sole title in the Patent. Notwithstanding the foregoing, DSS shall be entitled to its share of the Revenue as otherwise provided herein subject to any claim for damages held by TREBUCHET.

ARTICLE 5

INDEMNIFICATION

5.1 INDEMNIFICATION BY TREBUCHET. TREBUCHET shall promptly indemnify and hold DSS and each of its officers, directors, employees, shareholders and agents harmless for and pay any and all liabilities, damages, securities, penalties and all other monetary relief awarded to the ECB and to those Persons against whom assertions are made and/or who file invalidity and/or non-infringement suits, however characterized, whether actual or enhanced, and any awards of costs, expenses and attorneys’ fees, but only as long as same pertain to the European Litigation. For the purposes of clarification and notwithstanding the foregoing, TREBUCHET assumes no liability for any assertions of the Patent or for any invalidity suits unless same involve the ECB or the Persons contemplated herein. TREBUCHET further assumes no liability for any infringement actions or infringement claims asserted against DSS, nor will it defend DSS in connection with any such claims, irrespective of who brings such actions or claims unless such actions or claims are initiated as a direct result solely of actions of TREBUCHET or in the name of DSS by virtue of TREBUCHET’s rights granted in this Agreement.

5.2 INDEMNIFICATION BY DSS. DSS shall promptly indemnify and hold TREBUCHET, and each of its officers, directors, employees, members and agents, harmless for and pay any and all liabilities, damages, securities, penalties and all other monetary relief from and against (including the reasonable costs of defending against) all claims, damages, liabilities as may arise from or out of its relationship with DSS including but not limited to any material misrepresentation of the representations and warranties contained in this Agreement including without limitation the schedules hereto and Article 6, except as to matters pertaining to the European Litigation arising from actions taken by TREBUCHET after the Effective Date; provided, however, that the provisions of this Section 5.2 shall not diminish TREBUCHET’s undertakings provided in this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PARTIES TO EACH OTHER

6.1 REPRESENTATIONS AND WARRANTIES OF DSS. DSS represents and warrants to TREBUCHET that each of the following statements is true and correct as of the Effective Date:

a. Accuracy of Schedules. All Schedules and Exhibits to this Agreement, including, without limitation, Schedule 10, which provides the information of the European Litigation included in the PPM, are accurate, complete, and true in all material respects.

b. The entities listed in Schedule 1 are all of the Persons now known or deemed by DSS to, now or in the past, infringe or allegedly infringe the Patent. DSS does not have knowledge or reason to believe at this time that any other Persons are now infringing or have infringed the Patent.

c. Patent Validity. Except as set forth in the Schedule 10, the Patent is valid and subsisting, has not expired or lapsed, and has not been adjudicated invalid or unenforceable, in whole or in part. There is no decision adverse to DSS’ right to enforce the Patent and there is no proceeding involving such rights threatened or pending other than those set forth in Schedule 10.

d. Ownership of Patent. Except as specifically set forth in Schedule 11 and with respect to the assignment of a 49% interest in the Patent to TREBUCHET, as provided for in this Agreement, DSS is the sole and exclusive owner of the entire and unencumbered right, title and interest on and to the Patent, free and clear of any liens, charges and encumbrances, including without limitation licenses, immunities, privileges, pledges, claims, attachments, shop rights and covenants by DSS not to sue third persons, and to the best knowledge of DSS, none of the proprietary rights is subject of any claim in any applicable jurisdiction. DSS has the sole right to mortgage, pledge and assign the Patent and the sole and exclusive right to grant the assignment and security interest and liens granted herein. There is no decision adverse to DSS’ claim of ownership or claim of exclusive right to the Patent or DSS’ right to enforce the Patent, and there is no proceeding involving such rights threatened or pending. DSS has provided TREBUCHET with a copy of any and all opinions and other writings prepared by MWE concerning the ownership issues of the Patent which were identified in MWE’s retainer letter dated 2004, and if none are available, has otherwise disclosed the results of that undertaking and engagement to TREBUCHET.

e. European Law. European counsel identified in Schedule 12 have been made aware of the fact that the European Litigation will be funded, managed and controlled by TREBUCHET, and that TREBUCHET shall share in the proceeds of any Revenue generated from assertions of the Patent as, inter alia., an owner of the Patent, and DSS represents and warrants that such European counsel, and each of them, have advised DSS that they know of no reason why, under the law of their respective applicable jurisdiction, TREBUCHET cannot so fund, manage and control the European Litigation and cannot share in the proceeds of any revenue generated from assertions of the Patent, and TREBUCHET, in doing so, will not run afoul of any European or national legislation, rules or practices that will have a material adverse effect on TREBUCHET.

f. Organization, Standing and Power. Each of DSS and its Subsidiaries (all of which are listed on Schedule 4) is a corporation or limited liability company duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. Each of DSS and its Subsidiaries has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on DSS. Unless such have been filed as exhibits in the SEC Reports available on the SEC’s EDGAR system, DSS has delivered or made available to TREBUCHET a true and correct copy of its Certificate of Incorporation and By-laws, each as amended to date. DSS is not in violation of any of the provisions of its Certificate of Incorporation or By-laws. DSS is the direct or indirect owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such Subsidiary are owned by DSS free and clear of all liens, charges, claims or encumbrances or rights of others, other than a security interest in the common stock of Plastic Printing Professionals, Inc. in favor of Fagenson & Co., Inc., as agent, pursuant to that certain Credit Agreement, dated January 4, 2008, between Fagenson & Co., Inc. and DSS.

g. Authority; Binding Nature of Agreement. DSS has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents, and the execution, delivery and performance by DSS of the Transaction Documents have been duly authorized by all necessary action on the part of DSS and its board of directors and stockholders, as applicable. Each of the Transaction Documents to which DSS is a party constitutes the legal, valid and binding obligation of DSS, enforceable against DSS in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

h. SEC Reports; Financial Statements. DSS has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. DSS has delivered or otherwise made available to TREBUCHET via the EDGAR website copies of all SEC Reports filed within the 10 days preceding the date hereof. Except as set forth in Schedule 13, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 13, the financial statements of DSS included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. The Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in the Financial Statements or the notes thereto, and fairly present in all material respects the assets, liabilities, financial position and results of operations of DSS as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The books and records of DSS are true, accurate and complete in all material respects. All material agreements to which DSS is a party or to which the property or assets of DSS are subject are included as part of or specifically identified in the SEC Reports.

i. Binding Agreement. This Agreement is legal, valid, and binding upon the DSS, enforceable against DSS in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, and other laws of general application relating to or affecting the enforcement of creditors’ rights and general equity principles.

j. Compliance with Applicable Laws. DSS has maintained the Patent in compliance with all Applicable Laws. DSS has never received any notice or other communication from any person regarding any actual or possible violation of, or failure to comply with, any Applicable Laws with respect to the Patent. DSS has obtained all material permits, certificates and licenses required by any Applicable Laws for the conduct of its business and the ownership of its assets. DSS is not in violation of any such permit, certificate or license, and no legal proceedings or other actions are pending or, to the knowledge of DSS, threatened to revoke or limit any such permit, certificate or license. DSS has maintained the Patent in force and paid all Annuities due on the Patent through the date of this Agreement.

k. Conflict with Other Agreements. The execution, delivery, and performance of this Agreement does not conflict with, constitute a default under, or violate any provision of (i) the Certificate of Incorporation of DSS, (ii) the By-laws of DSS, or (iii) any instrument or agreement to which DSS is a party or under which DSS or any Patent is bound. DSS further warrants that no award, citation, code, decree, edict, injunction, judgment, law, order, ordinance, rule, regulation, or writ or including but not limited to, those of federal, state and local governments, agencies of those governments, courts or arbitration panels, have been issued or are now pending against DSS or the Patent that would prohibit the consummation of this transaction. DSS will not execute or otherwise enter into any agreement in conflict with the rights granted to TREBUCHET under this Agreement without TREBUCHET’S prior written permission.

l. Consideration for Assignment and Security Interest in /Lien on Patent. The consideration to be delivered to DSS for the conveyance of an interest in the Patent and a security interest in and/or lien on its remaining interest in the Patent pursuant to this Agreement constitutes reasonably equivalent value for TREBUCHET’s undertakings set forth in this Agreement. DSS has not been sued or threatened with suit by any creditor before the execution of this Agreement, and DSS has not concealed the Patent from any of its creditors.

m. Contracts. There are no existing Contracts between DSS and any third party that (a) affect the Patent, other than as disclosed in Schedule 11, or (b) will bind or obligate TREBUCHET.

n. Disclosure. No representation or warranty made by DSS in this Agreement, nor any statement or certificate furnished or to be furnished to TREBUCHET pursuant hereto or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

o. Liabilities.  DSS has no material commitments, indebtedness, liabilities, or obligations of any nature, whether absolute or contingent (“Liabilities”), except for (i) Liabilities reflected on the Financial Statements, (ii) accounts payable incurred in the ordinary course of business since the date of the last balance sheet reflected in the Financial Statements, (iii) Liabilities under any contracts, (iv) Liabilities incurred in connection with the negotiation of the Transaction Documents and the transactions contemplated thereby and (v) liabilities incurred in the ordinary course of business. In addition, DSS does not have any Liabilities that would adversely impact the transactions contemplated under this Agreement or any of the other Transaction Documents.

p. Litigation. Other than as set forth in the SEC Reports or on any of the Schedules to this Agreement, DSS has no knowledge of any claims, actions, suits, proceedings, arbitrations, or investigations, pending or threatened, in any court, arbitration panel, Governmental Agency, or otherwise, against, by or affecting the Patent, or which would prevent the performance of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof.

q. Taxes. DSS has, in the past, properly prepared in all material respects and has filed, all federal, state, local and other tax returns and reports required to be filed pursuant to all applicable laws, regulations, and statutes; DSS is not a party to any action for collection of taxes; DSS does not know of any grounds supporting any contemplated action concerning same.

r. Non-Infringement. The technology disclosed in the Patent does not interfere with, infringe upon, misappropriate, or violate any material intellectual property right or rights (including, without limitation, patent, trademark, trade dress, trade secrets or copyright) of any third party.

s. No Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which DSS is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which DSS is a party or by which it is bound or to which it Patent is subject.

t. Funding. Schedule 8 lists all current pending and proposed actions and provides an informed estimate of the future costs and expenses which TREBUCHET may incur as a consequence of any undertakings it determines to take with respect to the European Litigation. DSS warrants and represents that Schedule 8 is accurate and complete. DSS acknowledges that TREBUCHET has entered into this Agreement with the understanding that its costs and expenses will not in any case unreasonably exceed the estimates provided in said Schedule. DSS further acknowledges that TREBUCHET’S ability to raise capital is premised on the accuracy and completeness of disclosures made in Schedule 8.

u. Broker. Neither DSS nor any entity directly or indirectly controlling DSS has incurred any liability or obligation to any agent, broker, or finder for any brokerage fees, commissions, finder’s fees, or other compensation with respect to the transactions contemplated by this Agreement. DSS acknowledges that the services performed by Robert Girards, individually, do not constitute the acts of an agent, broker, or finder for the purposes of this Agreement.

6.2 REPRESENTATIONS AND WARRANTIES OF TREBUCHET. TREBUCHET represents and warrants to DSS that each of the following statements is true and correct as of the Effective Date:

a. TREBUCHET represents and warrants that it shall comply with the undertakings of Article 3. If TREBUCHET does not pay, or arrange for any payment, as required under Article 3 above, or otherwise satisfy on time and in full its undertakings with respect to the European Litigation, if DSS shall have such funds available to it on terms that are reasonable in the sole discretion of DSS, then DSS promptly shall pay to ECB or any other Person the full amount required under Article 3 above which remains outstanding on such date. Such payment by DSS shall not limit the undertakings of TREBUCHET set forth above in Article 3 and, to the extent DSS pays any money or other damages to ECB or any other Person pursuant to this Article 3, TREBUCHET immediately shall reimburse DSS therefore. DSS shall also be entitled to recover from TREBUCHET interest on any unpaid principal balance from the date due until the date paid at the lesser of ten percent (10%) per year or the maximum rate permitted by law.

LIMITATION OF LIABILITY. THE FOREGOING STATES TREBUCHET’S ENTIRE LIABILITY TO DSS ARISING OUT OF OR RELATED TO THE EUROPEAN LITIGATION. IN NO EVENT SHALL TREBUCHET BE LIABLE TO DSS FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO ANY BREACH OF THIS AGREEMENT; PROVIDED, THAT THIS LIMITATION SHALL NOT LIMIT TREBUCHET’S UNDERTAKINGS EXPRESSLY ASSUMED IN THIS AGREEMENT. NOR SHALL TREBUCHET BE LIABLE FOR ANY CLAIMS BY DSS THAT IT MISMANAGED THE EUROPEAN LITIGATION, OR THAT ITS ACTIONS OR NON-ACTIONS RESULTED NEGLIGENTLY IN A LOSS OF PATENT RIGHTS.

b. Authority; Binding Nature of Agreement. TREBUCHET has all necessary corporate power and authority to enter into and to perform its undertakings under this Agreement and the other Transaction Documents, and the execution, delivery and performance by TREBUCHET of the Transaction Documents have been duly authorized by all necessary action on the part of TREBUCHET and its Managing Member, as applicable. Each of the Transaction Documents to which TREBUCHET is a party constitutes the legal, valid and binding obligation of TREBUCHET, enforceable against TREBUCHET in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

c. Binding Agreement. This Agreement is legal, valid, and binding upon the DSS, enforceable against TREBUCHET in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, and other laws of general application relating to or affecting the enforcement of creditors’ rights and general equity principles.

d Conflict with Other Agreements. The execution, delivery, and performance of this Agreement does not conflict with, constitute a default under, or violate any provision of the articles of organization of TREBUCHET or any instrument or agreement to which TREBUCHET is a party or under which TREBUCHET is bound. TREBUCHET further warrants that no award, citation, code, decree, edict, injunction, judgment, law, order, ordinance, rule, regulation, or writ or including but not limited to, those of federal, state and local governments, agencies of those governments, courts or arbitration panels, have been issued or are now pending against TREBUCHET that would prohibit the consummation of this transaction. TREBUCHET will not execute or otherwise enter into any agreement in conflict with the rights granted to DSS under this Agreement without DSS’ prior written permission.

e. Disclosure. No representation or warranty made by TREBUCHET in this Agreement, nor any statement or certificate furnished or to be furnished to DSS pursuant hereto or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

f. No Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the Assignment and Assumption referred to in Section 1.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which DSS is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which DSS is a party or by which it is bound or to which it Patent is subject.

g. Broker. Neither TREBUCHET nor any entity directly or indirectly controlling TREBUCHET has incurred any liability or obligation to any agent, broker, or finder for any brokerage fees, commissions, finder’s fees, or other compensation with respect to the transactions contemplated by this Agreement. TREBUCHET acknowledges that the services performed by Robert Girards, individually, do not constitute the acts of an agent, broker, or finder for the purposes of this Agreement.

ARTICLE 7

EXCLUSIONS; OTHER OBLIGATIONS

OBLIGATIONS TO THIRD PARTY LICENSEES. Notwithstanding its ownership interest in the Patent, TREBUCHET assumes no responsibility for obligations to Third Party Licensees under any Third Party License Agreements which it may enter into with respect of the Patent, whether such agreements be entered in settlement of the European Litigation or otherwise, other than those obligations specifically assumed by TREBUCHET in this Agreement, including, by way of example and without limitation, any obligations of DSS to, at DSS’ expense, indemnify such licensees for any third party infringement claims and to provide infringement remedies, such as providing non-infringing substitute products, conducting product recalls, modifying current products to avoid further infringement or procuring applicable licenses, all as my be set forth in such Third Party License Agreements.

ARTICLE 8

CONFIDENTIALITY

The terms of the Confidential Disclosure Agreement between the parties shall apply to any Confidential Information (as defined therein) that pertains to this Agreement.

ARTICLE 9

TERMINATION

(a) This Agreement shall remain in full force and effect unless and until terminated by a mutual written agreement of the parties. Each Party acknowledges and agrees that its remedy for breach by the other Party of this Agreement shall be, subject to the requirements of Article 10, to bring a claim to recover damages subject to the limitations of this Agreement and to seek any appropriate equitable relief, other than the termination of this Agreement.

(b) TREBUCHET shall have the right to terminate this Agreement and all of its undertakings of the Agreement effective immediately upon written notice to DSS:

a) in the event that DSS shall i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release announcing same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

b)  in the event that a proceeding or case shall be commenced in respect of DSS, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of DSS or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against DSS or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to DSS and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days; or

c) in the event of a Material Adverse Effect as that term is defined herein; or

d) in the event of a material misrepresentation of the representations and warranties of DSS contained in this Agreement including without limitation the schedules hereto and Article 6 above and such misrepresentation has adversely affected the rights of TREBUCHET under the Agreement; or

e) *

f) in the event that the Patent is not held valid after exhausting appeals in at least one national contracting state of the European Union in which national contracting state infringement proceedings can be brought against a Person or Persons identified in Schedule 1.

Notwithstanding any such termination for the reasons provided hereinabove (a) - (e), or any Dispute as that term is defined in Article 10 below arises, TREBUCHET shall retain and maintain its equity interest in the Patent as an owner and be entitled to any benefits to be derived as such including but not limited to the right to any recoveries for past infringement, provided however that TREBUCHET’s rights and interest following termination shall not exceed in scope or nature its rights or interest prior to termination. Notwithstanding its right to do so, in the case of a bankruptcy of DSS, TREBUCHET may elect to retain its exclusivity in the intellectual property rights of DSS herein conveyed as provided in 11 U.S.C. Section 365(n), providing however that TREBUCHET shall continue to account and pay over to DSS revenue generated from the activities related to the European Litigation and the Patent, including but not limited to royalties, as specifically provided hereinabove in subparagraph 2.4. Nothing in this Article 9 shall entitle TREBUCHET the right to reimbursement from DSS of costs incurred by TREBUCHET pursuant to this Agreement, including, without limitation, Section 2.2(d)(2) hereof.

ARTICLE 10

DISPUTE RESOLUTION

10.1 MEDIATION. If a dispute, controversy or claim (“Dispute”) arises between the parties relating to the interpretation or performance of this Agreement, appropriate senior executives (e.g. director or vice president level) of each Party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any proceeding concerning the Dispute. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either Party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one Party to the other demanding non-binding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each Party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding Alternative Dispute Resolution (“ADR”).

10.2 ARBITRATION. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by three (3) arbitrators in New York City, New York. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing Party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys’ and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either Party.

10.3 COURT ACTION. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right owned by one Party by the other Party; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

10.4 CONTINUITY OF PERFORMANCE. Unless otherwise mutually agreed in writing, the parties will continue to honor all other commitments under this Agreement and related agreements during the course of any dispute.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the European Litigation and supersedes all terms in any other prior written and oral and all contemporaneous oral agreements and understandings with respect to the European Litigation.

11.2 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of New York, excluding its conflict of law rules. The Supreme Court of the State of New York and/or the United States District Court for the Southern District of New York shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 10 above.

11.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

11.4 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

If to TREBUCHET:
Trebuchet Capital Partners, LLC
609-3 Cantiague Rock Road
Westbury, New York 11590
Attention: Managing Member

With a copy to:
Trebuchet Capital Partners, LLC
PO Box 7866
Hicksville, New York 11802-7866

 If to DSS:

Document Security Systems, Inc.
28 East Main Street
Suite 1525
Rochester, NY 14614
Attention: Chief Executive Officer

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

11.5 NONASSIGNABILITY. Neither Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement without the other Party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other Party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns, including any person that becomes party to this Agreement by reason of merger, consolidation or sale of substantially all of the assets or business of DSS.

11.6 SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

11.7 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.8 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

11.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

WHEREFORE, the parties have signed this Agreement effective as of the Effective Date.

Trebuchet Capital Partners, LLC		Document Security Systems, Inc.

By:	/s/ Robert T. Girards	By:	/s/ Patrick White
Name:	Robert T. Girards	Name:	Patrick White
Title:	Manager	Title:	Chief Executive Officer

SCHEDULE 1

ECB in Germany
Bundesbank in Germany
Bundesdruckerei in Germany
Giesecke & Devrient in Germany
ECB in France if DSS is successful at appeal
Banque de France if DSS is successful at appeal
François-Charles Oberthur Fiduciaire, French Security Printers if DSS is successful at appeal
ECB in the Netherlands
De Nederlandsche Bank
Joh. Enschedé the Dutch security printers
ECB in Spain
Banco de España
Fábrica Nacional de Moneda y Timbre, the Spanish security printers
ECB in Austria
Österreichische Nationalbank
Österreichische Banknoten und Sicherheitsdruck the Austrian security printers
Jura, the Austrian Hungarian document security software company
ECB in Belgium
Nationale Bank van België/Banque Nationale de Belgique
Agfa the Belgian document security software company
ECB in Italy
Banca d’Italia
Istituto Poligrafico e Zecca dello Stato the Italian security printers
ECB in Luxembourg
Banque centrale du Luxembourg
Orell Füssli Security Printing Ltd the Swiss security printers
Danish National Bank and security printers
Swedish National Bank and security printers

SCHEDULE 2

United Kingdom: First instance and appeal, both lost to ECB
France: First instance lost to ECB, DSS appealed
Germany: First instance DSS won, ECB appealing
The Netherlands: First instance DSS won, ECB appealing
Spain: First instance trial is complete; awaiting judgment, which is expected in the second half of 2008
Italy: First instance trial is expected in the first half of 2009
Austria: First instance trial is expected in the first half of 2009
Belgium: First instance trial is expected in February 2009
Luxembourg: ECB twice filed in the wrong court; *.

SCHEDULE 3

DSS has technically commenced assertion against the ECB in Belgium, with such action currently stayed during validity proceedings

SCHEDULE 4

Document Security Consultants, Inc. (New York) (100% owned)
Thomas M. Wicker Enterprises, Inc. (New York) (100% owned)
Lester Levin, Inc. (New York) (100% owned)
Secured Document Systems, Inc. (New York) (100% owned)
Plastic Printing Professionals, Inc. (New York) (100% owned)

SCHEDULE 5

Country	Patent Number
Europe	455750
Austria	455750
Belgium	455750
Switzerland	455750
Germany	69033363
Denmark	455750
Spain	455750
France (Currently Revoked)	455750
United Kingdom (Currently Revoked)	455750
Italy	455750
Liechtenstein	455750
Luxembourg	455750
Netherlands	455750
Sweden	455750

SCHEDULE 6

*

SCHEDULE 7

*

SCHEDULE 8

*

SCHEDULE 9

United Kingdom

Luxembourg

Netherlands

Belgium

Italy

France

Spain

Germany

Austria.

Switzerland

Sweeden

SCHEDULE 10

Summary of European Litigation

Explanatory Note

Although we refer to the DSS Patent as one patent, there is no single patent that covers the entire European continent. When granted, a European patent is actually a collection of individual national patents, each of which is limited in its coverage to the relevant national jurisdiction. National courts have exclusive jurisdiction to determine the validity of national patents. The coverage of any European patent is determined by the states of the European Patent Convention (“EPC”) that are designated by the applicant prior to grant. Because these are national rights, there is no single court, even at the appeal levels, that can rule in respect of the entire European continent.

The law of each of the signatory states to the EPC is built on the same foundations governed by the EPC itself. For example, the provisions of novelty, inventive step, insufficiency, added subject matter and claim construction are laid out in the EPC. However, national courts can (and do) differ in their interpretation and application of these laws. There are also “optional” provisions (e.g. compulsory licensing) which differ between jurisdictions and substantive procedural differences (e.g. whether exclusive licensees can sue).

Since the underlying principles are the same, most national courts will consider decisions rendered by other national courts relating to the same patent. The amount and type of consideration given to earlier decisions differs between jurisdictions. However, earlier decisions are not binding in any way on actions brought in other jurisdictions.

Infringement Claim brought by DSSI in Luxembourg

On August 1, 2005, DSS commenced a lawsuit against the European Central Bank (“ECB”) in the European Court of First Instance in Luxembourg (the “European Court of First Instance”) alleging infringement by the ECB of the DSS Patent. In its complaint DSS claimed that the ECB was circulating Euro banknotes incorporating certain anti-counterfeiting technology, which protects against forgeries by digital scanning and copying devices, and that the use of such technology infringes the DSS Patent. On September 5, 2007, the European Court of First Instance informed the parties that it did not have jurisdiction to rule on this patent infringement claim. Additionally, the European Court of First Instance instructed DSS to pay the ECB’s attorneys’ fees and court fees with respect to such suit. The ECB has formally requested DSS to pay attorneys fees and court fees in the aggregate amount of €93,752 (US$137,815 based on the applicable exchange rate on August 15, 2008). If DSS does not pay that amount or if DSS contests the amount payable, this will be subject to an assessment procedure that will not likely be concluded prior to the end of this year. DSS has disclosed this amount as a contingent liability but will not record it until the actual amount is known upon final assessment.

Patent Invalidity Challenges

On March 24, 2006, DSS was served with notice that the ECB filed separate claims in the United Kingdom and Luxembourg courts seeking the invalidation of the DSS Patent. Proceedings were commenced before the national courts seeking revocation and declarations of invalidity of the DSS Patent in each of the Netherlands, Belgium, Italy, France, Spain, Germany and Austria.

Invalidity Challenge by the ECB in the United Kingdom

On March 26, 2007, the High Court of Justice, Chancery Division, Patents Court in London, England (the “English Court”) ruled that the DSS Patent was invalid in the United Kingdom. The English High Court rejected the ECB’s allegations of invalidity based on lack of novelty, lack of inventive step and insufficiency, but held that the patent was invalid for added subject matter. That is, the English Court determined that language added to a patent claim at the appellate level of registration was not supported by the earlier disclosure in the specification and therefore was deemed “new matter,” rendering the patent invalid. Pursuant to the English Court’s decision, on March 30, 2007, the English Court awarded the ECB 30% of their costs (including legal fees) of the proceedings before the High Court. On April 19, 2007, DSS paid the ECB £90,000 (US$182,000 based on the applicable exchange rate on that date). DSS anticipates that it will be required to pay an additional approximately £90,000 (US$168,300 based on the applicable exchange rate on August 15, 2008) to reimburse the ECB for costs incurred by it in the English High Court proceedings. If the amount payable by DSS is not agreed, then the amount will be determined by separate assessment proceedings that can take up to about one year to complete.

In July 2007, the Company also posted a bond in the amount of £87,500 (US$177,000 based on the applicable exchange rate on that date), as collateral for the payment of any costs payable to the ECB in connection with DSS’s appeal of the English High Court decision. On March 19, 2008, the decision of the English High Court, including the award of the ECB’s costs, was upheld by the English Court of Appeal on appeal. The English Court of Appeal also ordered DSS to pay the ECB’s costs of the English appeal proceedings (including legal fees).

On June 19, 2008, the Company paid £87,500 ($177,000 based on the applicable exchange rate on that date) towards the ECB’s costs of the English appeal The ECB has informally quantified its total costs of the appeal to be €271,635.02 (US$399,303 based on the applicable exchange rate on August 15, 2008). In such circumstances, a paying party would normally expect to pay from 66% to 75% (€181,089 to €203,726 (US$266,201 to US$299,407 based on the applicable exchange rate on August 15, 2008)) of the total costs incurred. Unless the amounts are agreed by the parties, they will be subject to an assessment procedure that will not likely be concluded earlier than the first quarter of 2009.

The costs (including legal fees) of the assessment procedure are normally paid by the party from whom costs are due. Interest normally accrues at 8% per annum simple rate on unpaid costs from the date of the order giving rise to the payment (i.e. March 30, 2007 in respect of High Court proceedings, March 19, 2008 in respect of appeal costs).

The determination of invalidity of the DSS Patent by the English Court does not determine the validity of the DSS Patent in other European countries.

Invalidity Challenge by the ECB in Germany

On March 27, 2007 the Bundespatentgericht of the Federal Republic of Germany ruled that the DSS Patent was valid. The court considered the English Court’s decision but, unlike the English Court, determined that the added language in the claim was supported by the specification. As a result of this ruling, DSS expects to be awarded its costs in an amount of €44,692 (US$65,697 based on the applicable exchange rate on August 15, 2008. On September 3, 2007 the ECB filed an appeal in the German Federal Supreme Court in an attempt to reverse the decision of the Bundespatentgericht. The results of this appeal are not expected until 2010.

Invalidity Challenge by the ECB in France

On January 9, 2008 the Tribunal de Grande Instance de Paris (the “French Court”) held that the DSS Patent was invalid in France, based on the same reasoning as the English Court relating to the added subject matter. The French Court did not make any findings on any other aspects of the case. The French Court awarded the ECB attorneys’ fees of less than $3,000 with respect to the invalidity action filed with the French Court. On May 7, 2008, DSS filed an appeal of the French Court decision. A decision on this appeal is expected in or around August 2009.

Invalidity Challenge by the ECB in the Netherlands

On March 12, 2008 the District Court of the Hague (the “Dutch Court”), having considered the decisions of the English Court, the German Court and the French Court ruled that the DSS Patent is valid in the Netherlands. The ECB filed an appeal of the Dutch Court decision on March 27, 2008. A decision on this appeal is not expected until in or around August 2009.

Invalidity Challenge by the ECB in Luxembourg

The ECB has twice withdrawn its case in Luxembourg due to procedural irregularities. On the second occasion, the Court awarded DSS €1,000 in compensation for costs incurred in withdrawal of the suit. There are currently no proceedings in Luxembourg.

Invalidity Challenge by the ECB in Spain

The Commercial Court of Madrid (“the Spanish Court”) ordered, in accordance with mandatory procedure, that a report be prepared and submitted by an examiner of the Spanish Patent Office. That report was filed and recorded the examiner’s opinion that the DSS Patent was invalid for lack of inventive step. The examiner’s opinion did not address any other alleged ground of invalidity, including on the ground of “added matter,” which was the grounds cited by the English Court and the France Court in their determination of invalidity of the DSS Patent. A validity trial was held in the Spanish Court in early June 2008 with final oral and written arguments made in July 2008. The Spanish Court’s decision on the validity of the DSS Patent is expected in the second half of 2008.

Invalidity Challenge by the ECB in Austria

Administrative proceedings for the revocation of the DSS Patent were commenced by the ECB in the Austrian Patent Office. Each of the parties has filed several written briefs. A hearing date has not been set, and is not expected before the end of 2008.

Invalidity Challenge by the ECB in Italy

Proceedings were commenced by the ECB in the District Court of Turin, Intellectual Property Specialist Division (the “Italian Court”). The parties have each submitted four “technical briefs” prepared by party-appointed technical (patent attorney) experts to a Court-appointed technical expert. The Court appointed expert has given his opinion in April 2008 that the patent is invalid for added matter. The expert reviewed the English, German and French decisions, but did not take into account the Netherlands decision. A hearing in May 2008 was held at which DSS sought to re-open the technical submissions to the court-appointed expert on the grounds that he should also consider the reasoning of the Netherlands decision. A decision on that issue is expected in mid-September 2008.

Invalidity Challenge in Belgium

The ECB brought proceedings in the Brussels Court of First Instance (“the Belgian Court”). On December 29, 2006, DSS filed a provisional infringement claim in order to protect itself with respect to the 5-year limitation period in Belgium. DSS cited the pending European Court of First Instance case and stated that it did not intend to proceed with its infringement claim in Belgium pending determination of the European Court of First Instance proceedings.

Extensive briefs (including technical expert reports) were filed in October 2006, December 2006 and April 2007. In October 2007, the ECB supplemented its arguments with further technical expert reports and (following the rejection of jurisdiction by the European Court of First Instance) requested that the invalidity and infringement cases be heard together at trial. DSS opposed the hearing of validity and infringement together. In June 2008, the Court decided that it would hear only validity arguments at the trial to be held on February 12-13, 2009. A further brief from DSS on invalidity is due to be submitted in mid-September 2008 and a final brief in January 2009. No timetable for the infringement action has been set, although it is unlikely that the trial will begin before March or April 2010. It is expected that DSS will need to formally plead its infringement case (and provide evidence) in February or March 2009.

Plan for Future Infringement Claims

Other than the suit filed by DSS in the European Court of First Instance in Luxembourg, DSS has not yet initiated infringement actions, with respect to the DSS Patent, in any jurisdiction covered by the DSS Patent. Prospective defendants and jurisdictions for future infringement actions have been determined and are identified in a schedule to the Litigation Agreement. Identified defendants include, among others, certain non-governmental entities. In addition to the jurisdictions where the validity of the DSS Patent is either currently under consideration or where either DSS or the ECB is appealing decisions, we have also identified ___________, __________ and __________ as jurisdictions where infringement suits may be initiated. Our Manager, in furtherance of our responsibilities under the Litigation Agreement, will determine which defendants to file infringement suits against, the nature of those suits and the jurisdictions where those suits will be filed. We anticipate that such decisions will be based on, among other things: (i) the extent of the infringement by a prospective defendant; (ii) the location of the infringing action; (iii) whether a prospective defendant is a governmental entity or a private enterprise; and (iv) the patent infringement laws of the applicable jurisdictions (i.e. choice of jurisdictions that are more plaintiff friendly).

SCHEDULE 11

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SCHEDULE 12

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SCHEDULE 13

SEC Comment Letters addressed to DSS, dated April 11, 2008, June 6, 2008, July 11, 2008 and August 13, 2008, and DSS’ responses thereto. DSS has not yet responded to the SEC Comment Letter dated August 13, 2008.